Exhibit 10.2
Date: May 5, 2022 Daniel Watson
Re: Retention Bonus Dear Dan:
As you know, The Beauty Health Company (the “Company”) desires to have you remain with the Company in your current role. We consider your continued service and dedication to the Company to be critical to our business success. To incentivize you to remain employed with the Company, we are pleased to offer you a retention bonus, as described in this letter agreement.

In recognition of your continued service with the Company through and until December 31, 2022 (the "Retention Period"), we are offering you a retention bonus in the amount of 371,196.54 less all applicable withholdings and deductions required by law (the "Retention Bonus").

You will be eligible to receive this Retention Bonus if all of the following eligibility criteria are satisfied:

1.Your performance has been satisfactory, as determined in the Company’s sole discretion, from the date of this agreement through the end of the Retention Period.
2.You are actively employed by the Company on the last day of the Retention Period.
3.You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.
4.The Company has not given you notice of its intent to terminate your employment on or before the last day of the Retention Period; provided, however, that you will be eligible to receive a pro rata portion of the Retention Bonus if the Company gives you notice of its intent to terminate your employment other than for cause, as determined in the Company's sole discretion, on or before the last day of the Retention Period and you satisfy all of the other eligibility criteria.

If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment within 30 days after the end of the Retention Period.

Your employment remains at-will, meaning that you and the Company] may terminate the employment relationship at any time, with or without cause, and with or without notice.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with
Section 409A.

This letter agreement contains all of the understandings and representations between the Company, and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between the Company and you, and specifically your previous offer letter. All other agreements between the Company any you related to, without limitation, Arbitration, Severance, Trade Secrets, Proprietary Information, shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Chief Human Resources Officer and you.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of California, including its applicable choice of law statutes, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

Please sign and date this letter agreement and return the signed copy to Kellie Sears. We look forward to your continued employment with us.
Very truly yours,

The Beauty Health Company

By: /s/ Kellie Sears
Kellie Sears
Chief Human Resources Officer

Agreed to and accepted by:

/s/ Daniel Watson
Daniel Watson